Exhibit (n)

 Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 20, 2026, with respect to the financial statements of Powerlaw Fund II as of August 3, 2026, included herein, and to the references to our Firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Auditors” in the Statement of Additional Information.

/s/ KPMG LLP

Los Angeles, California
October 26, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.